EXHIBIT 10(l)

MANAGEMENT CONTINUITY AGREEMENT

        This Agreement between KNAPE & VOGT MANUFACTURING COMPANY (the “Corporation”), whose principal offices are 2700 Oak Industrial Drive, N.E., Grand Rapids, Michigan 49505, and _____________ (the “Executive”), who resides at __________________________________________________, dated June 30, 2005.

RECITALS

        The Executive is a key executive officer of the Corporation whose continued dedication, availability, advice and counsel to the Corporation is deemed important to the Board of Directors of the Corporation (“Board”), the Corporation and its shareholders. The services of the Executive, his/her experience and knowledge of the affairs of the Corporation and his/her reputation and contacts in the industry are extremely valuable to the Corporation. The Corporation wishes to retain such well-qualified executives, and it is in the best interests of the Corporation and of the Executive to secure the continued services of the Executive. The Corporation considers the establishment and maintenance of a sound and vital management to be part of its overall corporate strategy and to be essential to protecting and enhancing the best interests of this Corporation and its shareholders. Accordingly, the Board has approved this Agreement with the Executive and authorized its execution and delivery on behalf of the Corporation.

AGREEMENT

        1.        Term of Agreement. This Agreement will begin on the date entered above (the “Commencement Date”) and will continue in effect through the third anniversary of the Commencement Date.

        2.        Definitions. The following defined terms shall have the meanings set forth below, for purposes of this Agreement:

                (a)        Change of Control. A “Change of Control” of the Corporation shall be deemed to have occurred only if:

                        (i)        Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing fifty-one percent (51%) or more of the combined voting power of the Corporation’s then outstanding securities; or

                        (ii)        At any time a majority of the Board of Directors of the Corporation is comprised of other than Continuing Directors (for purposes of this and the following paragraphs, the term Continuing Director means a director who was either (A) first elected or appointed as a Director prior to the date of this Agreement; or (B) subsequently elected or appointed as a director if such director was nominated or appointed by at least a majority of the then Continuing Directors); or

                        (iii)        Any of the following occur:

                                (A)        Any merger or consolidation of the Corporation, other than a merger or consolidation in which the voting securities of the Corporation immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) fifty-one percent (51%) or more of the combined voting power of the Corporation or surviving entity immediately after the merger or consolidation with another entity;

                                (B)        Any sale, exchange, lease, mortgage, pledge, transfer, or other disposition (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Corporation, which shall not include any asset sales approved by the Continuing Directors for the specific purpose of downsizing of the Corporation’s continuing business operations;

                                (C)        Any liquidation or dissolution of the Corporation; or

                                (D)        Any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing; or any agreement, contract, or other arrangement providing for any of the foregoing.

                (b)        Cause. “Cause” means (i) the willful commission by the Executive of a criminal or other act that causes or will probably cause substantial economic damage to the Corporation or a Subsidiary or substantial injury to the business reputation of the Corporation or a Subsidiary; (ii) the commission by the Executive of an act of fraud in the performance of such Executive’s duties on behalf of the Corporation or a Subsidiary; or (iii) the continuing willful failure of the Executive to perform the duties of such Executive to the Corporation or a Subsidiary after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to the Executive by the Executive Compensation Committee of the Board. For purposes of this subparagraph, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interest of the Corporation or a Subsidiary.

                (c)        Subsidiary. “Subsidiary” means a corporation with at least eighty percent (80%) of its outstanding capital stock owned by the Corporation.

        3.        Eligibility for Benefits. Subject to Paragraph 5, the Executive shall receive the Benefits described in Paragraph 4 if during the Executive’s employment, and during the term of this Agreement:

                (a)        Change of Control. A Change of Control occurs; or

                (b)        Before a Change of Control. Other than for Cause, the Corporation terminates the Executive’s employment within six (6) months before a Change of Control, in contemplation of such Change of Control, and to avoid the effect of this Agreement.

        4.        Benefits. Subject to Paragraph 5, the Executive shall receive the following Benefits if eligible under Paragraph 3:

                (a)        Lump Sum. A lump sum cash amount equal to Executive’s annual base salary at the highest annual rate in effect during the twelve (12) month period immediately prior to the Change of Control multiplied by 2.0, along with an amount equal to an on-target annual bonus under the established annual bonus program;

                (b)        Computations. In computing and determining Benefits under subparagraph 4(a) above, a decrease in Executive’s salary shall be disregarded if such decrease occurs within six (6) months before a Change of Control, is in contemplation of such Change of Control, and is taken to avoid the effect of this Agreement should such action be taken after such Change of Control; in such event, the salary, used to determine Benefits shall be that in effect immediately before the decrease that is disregarded pursuant to this subparagraph 4(b);

                (c)        No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Paragraph 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Paragraph 4 be reduced by any compensation earned by Executive as the result of employment by another employer after the date the employment is terminated or otherwise.

        The payments provided in subparagraph 4(a) above shall be made not later than thirty (30) business days following the date of a Change of Control.

        5.        Maximum Payments. Notwithstanding any provision in this Agreement to the contrary, if part or all of any amount to be paid to Executive by the Corporation under this Agreement or otherwise constitute a “parachute payment” (or payments) under Section 280G or any other similar provision of the Internal Revenue Code of 1986, as amended (the “Code”), the following limitation shall apply:

If the aggregate present value of such parachute payments (the “Parachute Amount”) exceeds 2.99 times Executive’s “base amount” as defined in Section 280G of the Code, and if as a result the amounts otherwise payable to or for the benefit of the Executive subsequent to the termination of his/her employment, and taken into account in calculating the Parachute Amount (the “termination payments”), shall be reduced and/or delayed, as further described below, to the extent necessary so that the Parachute Amount is equal to 2.99 times the Executive’s “base amount.”

        Any determination or calculation described in this Paragraph 5 shall be made by the Corporation’s independent accountants. Such determination, and any proposed reduction and/or delay in termination payments shall be furnished in writing promptly by the accountants to the Executive. As promptly as practicable following such determination, the Corporation shall pay to or distribute to or for the benefit of the Executive such amounts as are then due to the Executive.

        Any disagreement regarding a reduction or delay in payments will be subject to arbitration under Paragraph 15 of this Agreement.

        6.        Binding Agreements. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Executive’s rights and benefits under this Agreement may not be assigned, except that if Executive dies while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the beneficiaries designated by the Executive to receive benefits under this Agreement in a writing on file with the Corporation at the time of the Executive’s death or, if there is no such beneficiary, to Executive’s estate.

        7.        Withholding of Taxes. The Corporation may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as required by law.

        8.        Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addressees set forth on the first page of this Agreement, or at such other addresses as the parties may designate in writing.

        9.        Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board of Directors of the Corporation. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Michigan, without regard to its conflicts of laws principles.

        10.        Employment Rights. This Agreement shall not confer upon Executive any right to continue in the employ of the Corporation or its subsidiaries and shall not in any way affect the right of the Corporation or its subsidiaries to dismiss or otherwise terminate Executive’s employment at any time with or without cause.

        11.        No Vested Interest. Neither Executive nor Executive’s beneficiary shall have any right, title, or interest in any benefit under this Agreement prior to the occurrence of the right to the payment thereof, or in any property of the Corporation or its subsidiaries or affiliates.

        12.        Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        13.        Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

        14.        Arbitration. The sole and exclusive method for resolving any dispute arising out of this Agreement shall be arbitration in accordance with this paragraph. Except as provided otherwise in this paragraph, arbitration pursuant to this paragraph shall be governed by the Commercial Arbitration Rules of the American Arbitration Association. A party wishing to obtain arbitration of an issue shall deliver written notice to the other party, including a description of the issue to be arbitrated. Within fifteen (15) days after either party demands arbitration, the Corporation and the Executive shall each appoint an arbitrator. Within fifteen (15) additional days, these two arbitrators shall appoint the third arbitrator by mutual agreement; if they fail to agree within said fifteen (15) day period, then the third arbitrator shall be selected promptly pursuant to the rules of the American Arbitration Association for Commercial Arbitration. The arbitration panel shall hold a hearing in Kent County, Michigan, within ninety (90) days after the appointment of the third arbitrator. The fees and expenses of the arbitrators, and any American Arbitration Association fees, shall be paid by the Corporation. Both the Corporation and the Executive may be represented by counsel and may present testimony and other evidence at the hearing. Within ninety (90) days after commencement of the hearing, the arbitration panel will issue a written decision; the majority vote of two of the three arbitrators shall control. The majority decision of the arbitrators shall be final and binding on the parties, and shall be enforceable in accordance with law. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. The Executive shall be entitled to seek specific performances of his/her rights under this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Corporation will reimburse Executive for all reasonable attorney fees incurred by Executive as the result of any arbitration with regard to any issue under this Agreement (or any judicial proceeding to compel or to enforce such arbitration): (i) which is initiated by Executive if the Corporation is found in such proceeding to have violated this Agreement substantially as alleged by Executive; or (ii) which is initiated by the Corporation, unless Executive is found in such proceeding to have violated this Agreement substantially as alleged by the Corporation.

        In Witness Whereof, the parties have signed this Agreement as of the day and year written above.

KNAPE & VOGT MANUFACTURING COMPANY By: /s/ Thomas A. Hilborn —————————————— Thomas A. Hilborn Its Chairman of the Executive Compensation Committee EXECUTIVE: ——————————————

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